ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140515338-92
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/17/2014 1:27 PM
	Entity Number C28794-1998

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Costas, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 Authorized Capital Stock:

Please see attachment hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 59.2%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO AMENDMENT TO ARTICLES OF INCORPORATION OF COSTAS, INC. (the "Company")

1. The Company's total issued and outstanding shares of Common Stock shall hereby be reduced by way of a reverse split of such shares at the rate of 1 share for every 10 shares currently issued and outstanding (the "Reverse Split"). The Company shall instruct its transfer agent to note the Reverse Split in the records of the Company by issuing new share certificates upon the surrender of the existing certificates by each shareholder beneficially holding shares of its common stock and all fractional shares shall be rounded up to the next whole number.

2. The Company's authorized number of shares of Common Stock shall hereby be decreased to 500 million shares at a par value of $0.001..